UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 08, 2026

Revolution Medicines, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39219	47-2029180
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Saginaw Drive
Redwood City, California		94063
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 481-6801

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.0001 par value per share	RVMD	The Nasdaq Stock Market LLC
Warrants to purchase 0.1112 shares of common stock expiring December 2026	RVMDW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 8.01 below under the heading “Royalty Pharma Tranche A Loan” is incorporated by reference into this Item 2.03.

Item 8.01 Other Events.

Royalty Pharma Tranche A Loan

As previously disclosed, on June 23, 2025, Revolution Medicines, Inc. (the “Company”), as borrower, entered into a loan agreement (the “Loan Agreement”) with Wilmington Trust, National Association, as administrative agent (the “Administrative Agent”), and Royalty Pharma Development Funding, LLC, as a lender (the “Lender”). The Loan Agreement provides for a senior secured term loan facility of up to $750.0 million, consisting of three tranches of up to $250.0 million each.

On October 8, 2026 (the “Tranche A Closing Date”), in connection with the U.S. Food and Drug Administration’s (the “FDA”) approval of RASONQUE™ (daraxonrasib) for the treatment of adult patients with metastatic pancreatic adenocarcinoma who have received at least one prior systemic therapy or who are not candidates for multiagent systemic therapy (the “FDA Approval”), the Lender advanced the Tranche A Loan in an aggregate principal amount of $250.0 million. As required by the terms of the Loan Agreement, the Company borrowed the Tranche A Loan and paid the Lender a $5.0 million draw fee.

The Tranche A Loan bears interest at a floating rate per annum equal to three-month Term SOFR, subject to a floor of 3.50%, plus 5.75%. Interest is payable quarterly in arrears. The Tranche A Loan is interest-only, with the outstanding principal due on October 8, 2032. The Company may voluntarily prepay all, but not less than all, of the Tranche A Loan. Any prepayment before the second anniversary of the Tranche A Closing Date requires payment of a make-whole amount equal to the interest that would have accrued on the prepaid principal through that anniversary, plus a 3.0% prepayment premium. A prepayment on or after the second anniversary but before the third anniversary requires a 3.0% prepayment premium, and a prepayment on or after the third anniversary but before maturity requires a 1.0% prepayment premium, in each case as specified in the Loan Agreement.

Following the funding of the Tranche A Loan, up to an additional $500.0 million of loans remains potentially available at the Company’s election, subject to the achievement of the applicable milestones and the satisfaction or waiver of the conditions specified in the Loan Agreement.

Royalty Pharma Tranche 3 Royalty

As previously disclosed, on June 23, 2025, the Company entered into a Revenue Participation Right Purchase and Sale Agreement (the “Royalty Purchase Agreement”) with Royalty Pharma Investments 2019 ICAV (“Royalty Pharma”).

Under the Royalty Purchase Agreement, the FDA Approval constituted the “Tranche 3 Trigger.” Following the occurrence of the Tranche 3 Trigger, the Company had the option, but not the obligation, to deliver an irrevocable “Tranche 3 Notice” to Royalty Pharma no later than October 10, 2026. Pursuant to a Tranche 3 Notice, the Company could require Royalty Pharma to pay the Company a “Tranche 3 Purchase Price” of up to $250.0 million in exchange for the Company’s sale to Royalty Pharma of the corresponding “Tranche 3 Incremental Revenue Participation Right.”

The Company elected not to take Tranche 3 and did not deliver the Tranche 3 Notice. Accordingly, the Company will not receive a Tranche 3 Purchase Price, and Royalty Pharma will not receive the Tranche 3 Incremental Revenue Participation Right. Following this election, up to an additional $500.0 million of purchase price payments remain potentially available at the Company’s election, subject to the achievement of the applicable milestones and the satisfaction or waiver of the conditions specified in the Royalty Purchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVOLUTION MEDICINES, INC.

Date:	October 13, 2026	By:	/s/ Mark A. Goldsmith
Mark A. Goldsmith, M.D., Ph.D. President and Chief Executive Officer